Exhibit 99.1

1049 Camino Dos Rios Thousand Oaks, CA 91360-2362

NEWSRELEASE

TELEDYNE TECHNOLOGIES REPORTS
FIRST QUARTER RESULTS

THOUSAND OAKS, Calif. – May 4, 2017 – Teledyne Technologies Incorporated (NYSE:TDY)

•	First quarter sales of $566.1 million

•	Completed the acquisition of e2v technologies plc

•	First quarter GAAP earnings per diluted share of $0.84

•
First quarter adjusted earnings per diluted share of $1.26, excluding pretax charges of $21.2 million ($0.42 per share) related to the e2v acquisition, compared to prior outlook of $1.15 to $1.17, which excluded e2v

•	Issuing full year 2017 GAAP earnings outlook of $5.20 to $5.30

•
Issuing full year 2017 adjusted earnings outlook of $5.76 to $5.86 per diluted share, which excludes estimated charges of $0.56 related to the e2v acquisition, compared to prior outlook of $5.40 to $5.50, which excluded e2v

•	Recently completed e2v-related financing with an average borrowing rate under 1.5%

Teledyne today reported first quarter 2017 sales of $566.1 million, compared with sales of $530.5 million for the first quarter of 2016, an increase of 6.7%. Net income was $30.5 million ($0.84 per diluted share) for the first quarter of 2017, compared with $39.0 million ($1.11 per diluted share) for the first quarter of 2016, a decrease of 21.8%. The first quarter of 2017 includes $21.2 million in costs related to the e2v technologies plc (“e2v”) acquisition.
“Teledyne began 2017 with a great quarter.  We achieved strong organic growth in our imaging and aerospace businesses.  Sales of environmental and electronic test and measurement instrumentation also increased nicely from last year,” said Robert Mehrabian, Chairman, President and Chief Executive Officer.  “In addition, total orders exceeded sales by over 15% driven by strong bookings in nearly all commercial businesses, as well as our government imaging business.  Excluding acquisition-related charges, adjusted operating margin increased over 100 basis points and was a record for any first quarter.  We were delighted to close the acquisition of Teledyne e2v, and are proud to continue the company’s 70-year legacy of innovation in specialized high technology products.  Finally, following acquisition-related charges in the first half of 2017, we expect Teledyne e2v to contribute meaningfully to GAAP earnings per share.”

Review of Operations (Comparisons are with the first quarter of 2016, unless noted otherwise.) On March 28, 2017, Teledyne completed the acquisition of e2v for $770.7 million, including stock options and assumed net debt. Most of e2v’s operations will be included in the Digital Imaging and Aerospace and Defense Electronics segments. However, the Instrumentation segment will also include a small portion of e2v’s operations.

Instrumentation
The Instrumentation segment’s first quarter 2017 sales were $232.8 million, compared with $223.7 million, an increase of 4.1%. First quarter 2017 operating income was $30.4 million, compared with $31.4 million, a decrease of 3.2%. The first quarter 2017 sales increase primarily resulted from higher sales of environmental instrumentation and test and measurement instrumentation, partially offset by lower sales of marine instrumentation. Sales of environmental instrumentation increased $6.8 million and included $4.6 million in sales from the acquisition of Hanson Research. Sales of test and measurement instrumentation increased $5.7 million and included $4.0 million in incremental sales from recent acquisitions. Sales for marine instrumentation decreased $3.4 million and primarily reflected lower sales of interconnect systems for energy production. The decrease in operating income was due to the impact of lower sales and lower margins for marine instrumentation, partially offset by greater sales and margins for environmental and test and measurement instrumentation.

Digital Imaging
The Digital Imaging segment’s first quarter 2017 sales were $113.8 million, compared with $89.9 million, an increase of 26.6%. Operating income was $15.3 million for the first quarter of 2017, compared with $8.2 million, an increase of 86.6%.
The first quarter 2017 sales primarily reflected higher sales of machine vision cameras for industrial applications, micro electro-mechanical systems (“MEMS”), laser-based mapping systems and geospatial software. The first quarter 2017 sales included $10.5 million in incremental sales from recent acquisitions, including $7.2 million from e2v. The increase in operating income in the first quarter of 2017 primarily reflected the impact of higher sales, favorable product mix, compared with the first quarter of 2016. Included in operating income in 2017 was an operating loss of $1.2 million from e2v, which included $2.5 million in acquisition-related costs.

Aerospace and Defense Electronics
The Aerospace and Defense Electronics segment’s first quarter 2017 sales were $151.9 million, compared with $152.6 million, a decrease of 0.5%. Operating income was $26.2 million for the first quarter of 2017, compared with $24.1 million, an increase of 8.7%.
The first quarter 2017 sales reflected $7.4 million of higher sales of avionics products and electronic relays, offset by $5.6 million of lower sales of electronic manufacturing services products primarily due to the divestiture of Teledyne Printed Circuit Technology, as well as $2.5 million of lower sales of microwave and interconnect systems. Operating income in the first quarter of 2017 reflected favorable product mix, partially offset by higher environmental reserves of $2.0 million.

Engineered Systems
The Engineered Systems segment’s first quarter 2017 sales were $67.6 million compared with $64.3 million, an increase of 5.1%. Operating income was $8.9 million for the first quarter of 2017, compared with $8.0 million, an increase of 11.3%.
The first quarter 2017 sales reflected $2.1 million of higher sales of turbine engines, $0.9 million of higher sales of energy systems products, and higher sales of $0.3 million of engineered products and services. The higher sales of turbine engines reflected increased sales for the Joint Air-to-Surface Standoff Missile (“JASSM”) program. Operating income in the first quarter of 2017 reflected higher sales and improved margins for turbine engines.

Additional Financial Information
Cash Flow
Cash provided by operating activities was $53.4 million for the first quarter of 2017, compared with $69.1 million. The lower cash provided by operating activities in the first quarter of 2017 reflected the impact of transaction related payments for the e2v acquisition, higher income tax payments and the timing of accounts receivable collections. At April 2, 2017, cash totaled $69.7 million and total debt, including capital lease obligations, was $1,313.1 million. At April 2, 2017, $595.0 million was outstanding under the $750.0 million credit facility. The company received $6.3 million from the exercise of stock options in the first quarter of 2017, compared with $2.6 million. Capital expenditures for the first quarter of 2017 were $12.6 million, compared with $14.2 million. Depreciation and amortization expense for the first quarter of 2017 was $22.8 million, compared with $21.1 million. In the first quarter of 2017, Teledyne completed the acquisition of e2v for $770.7 million, including stock options and assumed net debt. In connection with the acquisition of e2v, on March 17, 2017 Teledyne entered into a $100.0 million term loan with a maturity date of October 30, 2019. Subsequently, in March 2017, Teledyne entered into a cross currency swap to convert the $100.0 million term loan to a 93.0 million Euro denominated instrument. On April 18, 2017, Teledyne entered into a note purchase agreement for a private placement of €250.0 million of senior unsecured notes, due through April 2024. Teledyne intends to use the proceeds of the private placement to, among other things, repay indebtedness and for general corporate purposes.

Free Cash Flow (a)	First Quarter
(in millions, brackets indicate use of funds)	2017	2016
Cash provided by operating activities	$53.4	$69.1
Capital expenditures for property, plant and equipment	(12.6)	(14.2)
Free cash flow	$40.8	$54.9
(a) The company defines free cash flow as cash provided by operating activities (a measure prescribed by generally accepted accounting principles) less capital expenditures for property, plant and equipment. The company believes that this supplemental non-GAAP information is useful to assist management and the investment community in analyzing the company’s ability to generate cash flow.

Income Taxes
The effective tax rate for the first quarter of 2017 was 24.9% compared with 27.6%. The first quarter of 2017 reflected net discrete income tax benefits of $1.4 million compared with $0.6 million. The 2017 amount included a $1.6 million income tax benefit related to share-based accounting compared with $0.6 million. Excluding the net discrete income tax benefits in both periods, the effective tax rates would have been 28.3% for the first quarter of 2017 and 28.8% for the first quarter of 2016.
Other
Stock option expense was $4.1 million for the first quarter of 2017, compared with $3.4 million. Pension income was $0.7 million for the first quarter of 2017 compared with pension income of $0.5 million. Interest expense, net of interest income, was $8.2 million for the first quarter of 2017 compared with $5.7 million. Interest expense in the first quarter of 2017 reflects $2.3 million in fees related to the terminated bridge facility in connection with the acquisition of e2v. Corporate expense increased to $22.7 million for the first quarter of 2017, compared with $10.8 million, and reflected $10.4 million in transaction costs related to the e2v acquisition. Other expense was $9.3 million for the first quarter of 2017 compared with $1.3 million. Other expense in the first quarter of 2017 reflected $6.0 million of expense for a foreign currency option contract related to the e2v acquisition as well as higher foreign currency expense.

Outlook
Based on its current outlook, the company’s management believes that second quarter 2017 GAAP earnings per diluted share will be in the range of $1.20 to $1.25 and full year 2017 GAAP earnings per diluted share will be in the range of $5.20 to $5.30. The company’s management believes that second quarter 2017 adjusted earnings per diluted share will be in the range of $1.27 to $1.32, and full year 2017 adjusted earnings per diluted share will be in the range of $5.76 to $5.86, compared to the prior outlook of $5.40 to $5.50, which excluded e2v.  The company’s effective tax rate for 2017 is expected to be 28.3%, before discrete items.

	Second Quarter Outlook	Full Year Outlook
	2017	2017
Adjusted fully diluted earnings per share outlook:
Fully diluted earnings per share outlook	$1.20 - $1.25	$5.20 - $5.30
e2v transaction costs, including stamp duty, advisory, legal and other consulting fees and other costs (a)(b)	0.03	0.27
e2v inventory fair value step-up amortization expense (a)(b)	0.04	0.13
e2v funds-certain bank bridge facility commitment expense (b)	—	0.05
Foreign currency option contract expense to hedge the e2v purchase price (b)	—	0.11
Adjusted fully diluted earnings per share outlook	$1.27 - $1.32	$5.76 - $5.86
(a) The adjustments to the second quarter outlook are net of taxes of $0.03 per diluted share.
(b) The adjustments to the full year outlook are net of taxes of $0.22 per diluted share.

Use of Non-GAAP Financial Measures
In addition to financial measures prepared in accordance with generally accepted accounting principles (“GAAP”), this earnings announcement also contains non-GAAP financial measures.  The reasons that we use these non-GAAP financial measures, a reconciliation of these measures to the most directly comparable GAAP measures, and other information relating to these measures are included following our GAAP financial statements.
Forward-Looking Statements Cautionary Notice
This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, relating to earnings, growth opportunities, acquisitions and divestitures, product sales, capital expenditures, pension matters, stock option compensation expense, interest expense, taxes, exchange rate fluctuations, cost reductions, facility consolidation costs, severance expenses and strategic plans. Forward-looking statements are generally accompanied by words such as “estimate”, “project”, “predict”, “believes” or “expect”, that convey the uncertainty of future events or outcomes. All statements made in this press release that are not historical in nature should be considered forward-looking.
Actual results could differ materially from these forward-looking statements. Many factors could change the anticipated results, including: disruptions in the global economy; changes in demand for products sold to the defense electronics, instrumentation, digital imaging, energy exploration and production, commercial aviation, semiconductor and communications markets; funding, continuation and award of government programs; cuts to defense spending resulting from existing and future deficit reduction measures; risks associated with our acquisition of e2v, including failure to successfully integrate the business; impacts from the United Kingdom’s decision to exit the European Union; uncertainties related to the policies of the new U.S. Presidential Administration; and threats to the security of our confidential and proprietary information, including cyber security threats. Continued lower oil and natural gas prices, as well as instability in the Middle East or other oil producing regions, and new regulations or restrictions relating to energy production, including with respect to hydraulic fracturing, could further negatively affect the company’s businesses that supply the oil and gas industry. Increasing fuel costs could negatively affect the markets of our commercial aviation businesses. In addition, financial market fluctuations affect the value of the company’s pension assets.

Changes in the policies of U.S. and foreign governments, including economic sanctions, could result, over time, in reductions or realignment in defense or other government spending and further changes in programs in which the company participates.
While the company’s growth strategy includes possible acquisitions, we cannot provide any assurance as to when, if or on what terms any acquisitions will be made. Acquisitions involve various inherent risks, such as, among others, our ability to integrate acquired businesses, retain customers and achieve identified financial and operating synergies. There are additional risks associated with acquiring, owning and operating businesses internationally, including those arising from U.S. and foreign policy changes and exchange rate fluctuations.
While the company believes its internal and disclosure control systems are effective, there are inherent limitations in all control systems, and misstatements due to error or fraud may occur and may not be detected.
Readers are urged to read the company’s periodic reports filed with the Securities and Exchange Commission (“SEC”) for a more complete description of the company, its businesses, its strategies and the various risks that the company faces. Various risks are identified in Teledyne’s 2016 Annual Report on Form 10-K. The company assumes no duty to publicly update or revise any forward-looking statements, whether as a result of new information or otherwise.
A live webcast of Teledyne’s first quarter earnings conference call will be held at 11:00 a.m. (Eastern) on Thursday, May 4, 2017. To access the call, go to www.teledyne.com approximately ten minutes before the scheduled start time. A replay will also be available for one month starting at 12:00 p.m. (Eastern) on Thursday, May 4, 2017.

Contact:	Jason VanWees
(805) 373-4542

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS ENDED
APRIL 2, 2017 AND APRIL 3, 2016
(Unaudited - in millions, except per share amounts)

	First Quarter	First Quarter
	2017	2016
Net sales	$566.1	$530.5
Costs and expenses:
Costs of sales	354.2	324.8
Selling, general and administrative expenses (a)	153.8	144.8
Total costs and expenses	508.0	469.6
Operating income	58.1	60.9
Interest expense, net (a)	(8.2)	(5.7)
Other expense, net (a)	(9.3)	(1.3)
Income before income taxes	40.6	53.9
Provision for income taxes	10.1	14.9
Net income	$30.5	$39.0

Diluted earnings per common share	$0.84	$1.11

Weighted average diluted common shares outstanding	36.1	35.2

(a)
The first quarter of 2017 includes pretax charges of $21.2 million related to the acquisition of e2v technologies plc, of which, $1.4 million was recorded to cost of sales, $11.5 million was recorded to selling, general and administrative expenses, $2.3 million was recorded to interest expense and $6.0 million was recorded as other expense.

This financial statement was prepared in accordance with U.S. generally accepted accounting principles.

TELEDYNE TECHNOLOGIES INCORPORATED
SUMMARY OF SEGMENT NET SALES AND OPERATING INCOME
FOR THE THREE MONTHS ENDED
APRIL 2, 2017 AND APRIL 3, 2016
(Unaudited - in millions)

	First Quarter	First Quarter	% Change
	2017	2016
Net sales:
Instrumentation	$232.8	$223.7	4.1%
Digital Imaging (a)	113.8	89.9	26.6%
Aerospace and Defense Electronics	151.9	152.6	(0.5)%
Engineered Systems	67.6	64.3	5.1%
Total net sales	$566.1	$530.5	6.7%
Operating income:
Instrumentation	$30.4	$31.4	(3.2)%
Digital Imaging	15.3	8.2	86.6%
Aerospace and Defense Electronics	26.2	24.1	8.7%
Engineered Systems	8.9	8.0	11.3%
Corporate expense (a)	(22.7)	(10.8)	110.2%
Operating income	58.1	60.9	(4.6)%
Interest expense, net (a)	(8.2)	(5.7)	43.9%
Other expense, net (a)	(9.3)	(1.3)	615.4%
Income before income taxes	40.6	53.9	(24.7)%
Provision for income taxes	10.1	14.9	(32.2)%
Net income	$30.5	$39.0	(21.8)%

(a)
The first quarter of 2017 includes pretax charges of $21.2 million related to the acquisition of e2v technologies plc, of which, $2.5 million was recorded in the Digital Imaging segment, $10.4 million was recorded to corporate expense, $2.3 million was recorded to interest expense and $6.0 million was recorded as other expense.

This financial statement was prepared in accordance with U.S. generally accepted accounting principles.

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited – in millions)

	April 2, 2017	January 1, 2017
ASSETS
Cash	$69.7	$98.6
Accounts receivable, net	444.8	383.7
Inventories, net	415.6	314.2
Prepaid expenses and other current assets	55.0	49.7
Total current assets	985.1	846.2
Property, plant and equipment, net	443.0	340.8
Goodwill and acquired intangible assets, net (a)	2,073.7	1,428.1
Prepaid pension asset	95.7	88.5
Other assets, net	75.5	70.8
Total assets	$3,673.0	$2,774.4
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$182.1	$138.8
Accrued liabilities	314.0	261.0
Short-term debt, current portion of long-term debt and capital lease obligations	103.5	102.0
Total current liabilities	599.6	501.8
Long-term debt and capital lease obligations	1,209.6	515.8
Other long-term liabilities	259.7	202.4
Total liabilities	2,068.9	1,220.0
Total stockholders’ equity	1,604.1	1,554.4
Total liabilities and stockholders’ equity	$3,673.0	$2,774.4
(a) The increase in goodwill and acquired intangible assets primarily reflects the estimated amounts related to the acquisition of e2v on March 28, 2017.

This financial statement was prepared in accordance with U.S. generally accepted accounting principles.

TELEDYNE TECHNOLOGIES INCORPORATED
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
FOR THE THREE MONTHS ENDED APRIL 2, 2017
(Unaudited - in millions, except per-share amounts)

	First Quarter
	2017	2016
Adjusted operating income:
Operating income	$58.1	$60.9
e2v transaction costs, including stamp duty, advisory, legal and other consulting fees and other costs	11.5	—
e2v inventory fair value step-up amortization expense	1.4	—
Adjusted operating income	$71.0	$60.9

	First Quarter
	2017	2016
Adjusted fully diluted earnings per share:
Fully diluted earnings per share	$0.84	$1.11
e2v transaction costs, including stamp duty, advisory, legal and other consulting fees and other costs (a)	0.23	—
e2v inventory fair value step-up amortization expense (a)	0.03	—
e2v funds-certain bank bridge facility commitment expense (a)	0.05	—
Foreign currency option contract expense to hedge the e2v purchase price (a)	0.11	—
Adjusted fully diluted earnings per share	$1.26	$1.11
(a) The adjustments to the first quarter of 2017 are net of taxes of $0.17 per diluted share.

Explanation of Non-GAAP Financial Measures
We report our financial results in accordance with U.S. GAAP. However, management believes that, in order to more fully understand our short-term and long-term financial and operational trends, investors may wish to consider the impact of certain items resulting from our recent acquisition of e2v which have an infrequent or non-recurring impact on operations. Accordingly, we present non-GAAP financial measures as a supplement to the financial measures we present in accordance with GAAP. These non-GAAP financial measures provide management with additional means to understand and evaluate the operating results and trends in our ongoing business by adjusting for certain expenses and other items. Management believes these non-GAAP financial measures provide additional means of evaluating period-over-period operating performance. In addition, management understands that some investors and financial analysts find this information helpful in analyzing our financial and operational performance and comparing this performance to our peers and competitors.
We use the term “adjusted operating income,” to refer to GAAP operating income excluding items related to the e2v business acquisition and integration such as expense related to inventory fair value step-up amortization, transaction and integration expenses such as advisory, legal, financial and other fees, stamp duty and other costs. We use the related term, “adjusted operating margin” to refer to adjusted operating income as a percentage of revenue.
We use the term “adjusted fully diluted earnings per share,” to refer to GAAP earnings per share excluding items related to the e2v business acquisition and integration such as expense related to inventory fair value step-up amortization, transaction and integration expenses such as advisory, legal, financial and other costs, stamp duty, foreign currency option contract to hedge the e2v purchase price, funds-certain bank bridge facility commitment expense and other costs. We also adjust for any tax impact related to the above items.

Management excludes the effect of each of the items identified below to arrive at the applicable non-GAAP financial measure referenced above for the reasons set forth below with respect to that item:

•
e2v transaction costs, including stamp duty, advisory, legal and other consulting fees and other costs - In connection with our e2v acquisition, we incurred legal, financial, and other advisory fees, stamp duty and other costs, which are part of selling, general and administrative expenses. We exclude these expenses to arrive at our non-GAAP measures because we believe they do not reflect the performance of our ongoing operations.

•
e2v inventory fair value step-up amortization expense - In connection with our e2v acquisition, accounting rules require us to adjust various balance sheet accounts, including inventory, to fair value at the time of the acquisition. This expense is part of costs of sales. We exclude the amortization expense relating to the step-up in fair value of our inventory to arrive at our non-GAAP measures as we believe it does not reflect the performance of our ongoing operations.

•
e2v funds-certain bank bridge facility commitment expense - In connection with our e2v acquisition, we entered into a £625.0 million bridge credit facility in December 2016 to fund the acquisition and related transaction costs, in order to meet the requirement under the U.K. City Code on Takeovers and Mergers that we have sufficient and certain resources available to fund the consideration for the acquisition. This expense is part of interest expense. In January 2017, we amended our revolving credit agreement to allow us to use that facility to fund part of the consideration in lieu of the bridge credit facility. We exclude the expense associated with the bridge facility to arrive at our non-GAAP measures because we believe it does not reflect the performance of our ongoing operations.

•
Foreign currency option contract expense to hedge the e2v purchase price - In connection with our e2v acquisition, we entered into a foreign currency option contract in December 2016 to hedge the e2v purchase price. This expense is part of other expense, net. We exclude this expense to arrive at our non-GAAP measures because we believe it does not reflect the performance of our ongoing operations.

The non-GAAP financial measures described above are not meant to be considered superior to, or a substitute for, our financial statements prepared in accordance with GAAP. There are material limitations associated with non-GAAP financial measures because they exclude charges that have an effect on our reported results and, therefore, should not be relied upon as the sole financial measures by which to evaluate our financial results. Management compensates and believes that investors should compensate for these limitations by viewing the non-GAAP financial measures in conjunction with the GAAP financial measures. In addition, the non-GAAP financial measures included in this earnings announcement may be different from, and therefore may not be comparable to, similar measures used by other companies.
The non-GAAP financial measures listed above are also used by our management to evaluate our operating performance, and benchmark our results against our historical performance and the performance of our peers.